Exhibit 3.3

EXECUTION COPY

AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY AGREEMENT

OF

WORLD OMNI AUTO RECEIVABLES LLC

THIS AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is entered into as of this 15 day of July, 2009, by World Omni Financial Corp., as the Managing Member (the “Managing Member”) of World Omni Auto Receivables LLC (the “Company”).

RECITALS

WHEREAS, the Managing Member and others entered into that certain Limited Liability Company Agreement of World Omni Auto Receivables LLC, dated as of April 24, 2000 (the “LLC Agreement”);

WHEREAS, all conditions precedent to the adoption of this Amendment have occurred, including those conditions required under Section 7.3(e) of the LLC Agreement; and

WHEREAS, the parties hereto desire to amend the LLC Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the LLC Agreement.

2. Amendments.

(a) The LLC Agreement is amended by deleting Sections 3.1(c) and (d) in their entirety and replacing them with the following:

“(c) forming Trusts and transferring from time to time the Assets, or interests therein, cash or other assets owned by the Company to Trusts pursuant to one or more sale and servicing agreements, trust agreements, pooling and servicing agreements or other agreements, including any amendments to any of the foregoing; and executing and delivering the foregoing agreements, purchase agreements which may be required or advisable to effect issuances and sales of Securities, administration agreements, custodial agreements, pledge agreements, security agreements, promissory notes, revolving liquidity notes, contribution agreements and any other agreement to provide credit or liquidity enhancement to or maintain the ratings assigned to any Security or increase the credit quality of any Security or that is otherwise necessary, suitable or convenient for the accomplishment of the transactions contemplated by this Section 3.1 (including any amendments to any of the foregoing) (collectively, the “Securitization Agreements”);

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(d) authorizing, selling, delivering, acquiring, pledging and otherwise dealing with, the Securities;”

(b) The LLC Agreement is amended by deleting the lead-in to Section 11.1 in its entirety and replacing it with the following:

“Anything elsewhere in this Agreement or in the Certificate to the contrary notwithstanding, for so long as any Securities which are assigned a rating by a Rating Agency remain outstanding, the Company covenants that (except as provided in or as contemplated by any Securitization Agreement):”

3. LLC Agreement Remains in Effect. Except as amended and modified by this Amendment, the LLC Agreement remains in full force and effect.

4. Title and Captions. All titles and captions are for convenience only, do not form a substantive part of this Amendment, and shall not restrict or enlarge any substantive provisions of this Amendment.

5. Governing Law. This Amendment and the rights and duties of the Members shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

6. Severability. If any provision of this Amendment shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the undersigned has duly executed this Amendment No. 1 to Limited Liability Company Agreement of World Omni Auto Receivables LLC, as of July 15, 2009.

MEMBER:

WORLD OMNI FINANCIAL CORP.,
as Managing Manager

By:	/s/ Ben Miller
Name: Ben Miller
Title: Assistant Treasurer

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Acknowledged and accepted as of the day

and year first above written:

WORLD OMNI AUTO RECEIVABLES LLC

By:	/s/ Ben Miller
Name: Ben Miller
Title: Assistant Treasurer

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